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                                                                    Exhibit 12.1

                      GREAT WESTERN FINANCIAL CORPORATION
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                           Twelve Months Ended  Twelve Months Ended  Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
(Dollars in thousands)      December 31, 1996    December 31, 1995    December 31, 1994    December 31, 1993    December 31, 1992
                            -----------------    -----------------    -----------------    -----------------    -----------------
Earnings
  Net earnings               $       115,822      $             -      $       251,234      $        62,047      $        85,006
   Accounting charges                      -                    -                    -                    -              (31,094)
  Taxes on income                     70,800                    0              155,300               30,000               41,600
                            -----------------    -----------------    -----------------    -----------------    -----------------
   Earnings before taxes     $       186,622      $             -      $       406,534      $        92,047      $        95,512
                            =================    =================    =================    =================    =================


Interest Expense
  Deposits                   $     1,179,479      $     1,217,085      $       950,299      $       939,081      $     1,333,473
  Borrowings                         688,134              734,670              370,004              370,761              344,823
                            -----------------    -----------------    -----------------    -----------------    -----------------
   Total                     $     1,867,613      $     1,951,755      $     1,320,303      $     1,309,842      $     1,678,296
                            =================    =================    =================    =================    =================

Rent expenses
  Total                      $        63,975      $        61,180      $        55,011      $        53,638      $        57,823
  1/3 thereof                         21,325               20,393               18,337               17,879               19,274

Capitalized interest         $             3      $             -      $           196      $           777      $         2,071
Preferred stock dividends    $        20,295      $        25,015      $        25,015      $        25,015      $        15,543

Ratio of earnings to fixed
  charges and preferred
  stock dividends

  Excluding deposits
    Earnings before fixed
      charges                $       896,081      $     1,177,185      $       794,875      $       480,687      $       459,609
    Fixed charges                    742,163              795,517              429,015              426,526              393,704

    Ratio                               1.21                 1.48                 1.85                 1.13                 1.17

  Including deposits
    Earnings before fixed
      charges                $     2,075,560      $     2,394,270      $     1,745,174      $     1,419,768      $     1,793,082
    Fixed charges                  1,921,642            2,012,602            1,379,314            1,365,607            1,727,177

    Ratio                               1.08                 1.19                 1.27                 1.04                 1.04

Ratio of earnings to fixed
  charges

  Excluding deposits
    Earnings before fixed
      charges                $       896,081      $     1,177,185      $       794,875      $       480,687      $       459,609
    Fixed charges                    709,462              755,063              388,537              389,417              366,168

    Ratio                               1.26                 1.56                 2.05                 1.23                 1.26

  Including deposits
    Earnings before fixed
      charges                $     2,075,560      $     2,394,270      $     1,745,174      $     1,419,768      $     1,793,082
    Fixed charges                  1,888,941            1,972,148            1,338,836            1,328,498            1,699,641

    Ratio                               1.10                 1.21                 1.30                 1.07                 1.05

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